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                                                                 Exhibit 10.15

MYERBERG & COMPANY, L.P.



BY FEDERAL EXPRESS

September 9, 1998


Mr. Mitchell Caplan and Mr. David Smilow
TeleBanc Financial Corporation
1111 N. Highland Street
Arlington, VA 22201

Dear Mitch and David:

We are pleased to set forth the terms for retaining Myerberg & Company, L.P. ("Myerberg") as financial advisor to TeleBanc Financial Corporation, or any of its affiliates, ("TeleBanc") in connection with a proposed transaction with LifeWise Family Financial Security, Inc., or any of its affiliates, ("LifeWise") substantially as set forth in the Commitment Letter dated August 14, 1998 between TeleBanc and LifeWise (the "Transaction"). This Agreement will confirm Myerberg's engagement by TeleBanc on the following terms and conditions:

(a) The services to be provided by Myerberg to TeleBanc under this Agreement are as follows:

     (i)   Advise TeleBanc on the structure of the Transaction;

     (ii) Assist TeleBanc in the preparation of any documents pertaining to the Transaction;

     (iii) Assist TeleBanc in performing due diligence on LifeWise and the loan assets; and

     (iv) Assist in negotiations and related strategy culminating in the closing of the Transaction.

(b) TeleBanc agrees to pay Myerberg a retainer fee of $25,000 per month (the "Retainer Fee") for its services under this Agreement, commencing on June 1, 1998 and continuing until the initial closing date of the Transaction. The first three such Retainer Fees shall be due and payable upon execution of this Agreement and the following monthly Retainer Fees shall be due and payable in arrears on the first day of each month commencing on October 1, 1998. Such Retainer Fees shall be applied in full against any future Transaction Fees (as defined below) as such Transaction Fees are due to Myerberg.

(c) If TeleBanc consummates the Transaction and purchases assets thereafter during the term of the commitment as defined in the Commitment Period section of the Commitment Letter, then TeleBanc shall pay Myerberg a fee (herein referred to as the "Transaction Fees") based upon the principal balance of the assets purchased, such Transaction Fees being determined in accordance with the following formula:

     (i) 0.25% of the first $200 million of principal balance (or portion thereof) of the assets purchased

     (ii) 0.125% of the next $300 million of principal balance (or portion thereof) of the assets purchased

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     All payments of the Transaction Fees (net of the cumulative Retainer Fees previously paid to Myerberg) shall be made to Myerberg simultaneously upon the completion of a purchase of assets under the Transaction.

(d) In addition to the Retainer Fees and Transaction Fees, TeleBanc shall allocate to Myerberg on the initial closing date of the Transaction. 25% of the warrant it receives from LifeWise on the same terms as described in the Warrant section of the Commitment Letter.

(e) In addition to the foregoing compensation, TeleBanc agrees to promptly reimburse Myerberg upon request from time to time, for all reasonable out-of-pocket expenses incurred by Myerberg and paid to third parties upon receipt of invoices therefor.

(f) TeleBanc will also indemnify and hold harmless Myerberg from and against any losses, claims, damages, liabilities or expenses (including attorney's fees) to which Myerberg may become subject in connection with or related to the services it renders pursuant to this Agreement; provided, however, that TeleBanc will not be responsible for any such loss, claim, damage, liability or expense which are determined to have resulted from the gross negligence, bad faith or malfeasance of Myerberg in performing services pursuant to this Agreement.

(g) In the event the Transaction does not close, this Agreement shall terminate and neither party shall have any further rights or obligations under this Agrement, provided, however, that TeleBanc shall remain obligated to pay Myerberg for any sums due under this Agreement prior to such termination.

(h) This engagement may not be amended or modified except in writing and agreed upon by TeleBanc and Myerberg, and shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws.

If the foregoing correctly sets forth our Agreement, please sign and return to us the duplicate of this letter attached hereto.

Sincerely,                                  Accepted and Agreed:

MYERBERG & COMPANY, L.P.                    TELEBANC FINANCIAL CORPORATION


Signed: /s/ Marcia Myerberg                 Signed:
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Title:  Chief Executive Officer             Title:
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Date:   September 9, 1998                   Date:
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